Exhibit 99.1

NEWS RELEASE

1265 Harbor Bay Parkway • Alameda, CA 94502 www.calypte.com

Calypte Contact: Richard D. Brounstein Executive Vice President and CFO (510) 749-5156 email:rbrounstein@calypte.com	Investor Relations Contact: Joe Bunning Sitrick And Company (310) 788-2850 email: joe_bunning@sitrick.com

CALYPTE BIOMEDICAL CORPORATION

FILES PRELIMINARY PROXY STATEMENT

Alameda, CA – April 4, 2003 – Calypte Biomedical Corporation (OTCBB: CALY) today announced that it has filed a preliminary proxy statement with the Securities and Exchange Commission seeking stockholder approval to amend the Company’s Amended and Restated Certificate of Incorporation to implement a reverse split of the outstanding shares of Common Stock at the ratio of 1:30 to be effected immediately upon approval of the Company’s stockholders.

The Company said that the proposed reverse split, which has received the unanimous written consent of all Directors, is being implemented to enhance the Company’s long-term financing options. If approved, the proposed reverse stock split would reduce the presently issued and outstanding shares of Common Stock to approximately 8 million from approximately 236 million as of March 31, 2003.

Other proposals requiring stockholder approval include the election of eight directors to the Company’s Board, a proposed amendment to the 2000 Equity Incentive Plan, a proposed amendment to the 1995 Director Option Plan, a proposed amendment to the 1995 Employee Stock Purchase Plan and ratification of the appointment of KPMG LLP as independent auditors.

Stockholders of record on April 4, 2003 will be eligible to vote at the annual meeting, which is scheduled for 10:00 a.m. (Pacific), Tuesday, May 20, 2003 at the Company’s headquarters offices.

About Calypte Biomedical:

Calypte Biomedical Corporation headquartered in Alameda, California, is a public healthcare company dedicated to the development and commercialization of urine-based diagnostic products and services for Human Immunodeficiency Virus Type 1 (HIV-1), sexually transmitted diseases and other infectious diseases. Calypte’s tests include the screening EIA and supplemental Western Blot tests, the only two FDA-approved HIV-1 antibody tests that can be used on urine samples. When compared with existing blood-based tests, our testing algorithms are non-invasive, easier to use, less expensive and have significantly less risk than blood-based testing, and they have 99.7% sensitivity in subjects previously identified as HIV-1 infected and 100% specificity in subjects at low risk when combined with the urine-based Western Blot supplemental test. The company believes that accurate, non-invasive urine-based testing methods for HIV and other infectious diseases may make important contributions to public health by helping to foster an environment in which testing may be done safely, economically, and painlessly. Calypte markets its products in countries worldwide through international distributors and strategic partners.

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Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, our ability to obtain additional financing and access funds from our existing financing arrangements that will allow us to continue our current and future operations and whether demand for our product and testing service in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company’s success are more fully disclosed in the Company’s most recent public filings with the U.S. Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K for the year ended December 31, 2002 and its subsequent filings with the SEC.